UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 15, 2009

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 15, 2009, the Federal Reserve Board announced its approval of the application filed by Protective Life Corporation (“Protective”) to become a bank holding company by acquiring Bonifay Holding Company, Inc. (“BHC”) and its subsidiary bank, The Bank of Bonifay (the “Bank”), each of Bonifay, Florida.  As Protective has previously announced, Protective has entered into an agreement to acquire BHC and the Bank.  Protective’s acquisition of BHC and the Bank is conditioned upon, among other things, the receipt of all required regulatory and third-party approvals, Protective Life’s completion of satisfactory due diligence, the approval of the transactions by the stockholders of BHC, Protective Life’s receipt of funding from the United States Department of the Treasury under the Capital Purchase Program of the Troubled Assets Relief Program, and other customary conditions.  The approval by the Federal Reserve Board is one of the required regulatory approvals.

FORWARD-LOOKING STATEMENTS

Certain statements in this Form 8-K include “forward-looking statements,” which express our plans, intentions, objectives, or expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. Factors that could affect the Company’s expectations include whether the Company will receive needed regulatory approvals and whether it will be able to execute its agreements in order to accomplish its plans.  Please refer to Exhibit 99 of the Company’s most recent Form 10-K/ 10-Q for more information about these and other factors that could affect future results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
/s/Steven G. Walker
Steven G. Walker
Senior Vice President, Controller and Chief Accounting Officer

Dated: January 15, 2009